Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1 on Form F-3) and related Prospectus of Pagaya Technologies Ltd. for the registration of Class A Ordinary Shares and to the incorporation by reference therein of our reports dated April 20, 2023, with respect to the consolidated financial statements of Pagaya Technologies Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER
Tel-Aviv, Israel	KOST, FORER, GABBAY & KASIERER
July 20, 2023	A member of Ernst & Young Global